UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Sevin Rosen Fund I.V., L.P.
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   ViroPharma Incorporated
   VPHM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|06/23/|X   | |22,437            |A  |$1.96 per s|1,258,727          |D     |                           |
02 per share               |97    |    | |                  |   |hare       |                   |      |                           |
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Common Stock, par value $.0|      |    | |                  |   |           |6,233              |I     |By Sevin Rosen Bayless Mgmt|
02 per share               |      |    | |                  |   |           |                   |      |.                          |
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                           |      |    | |                  |   |           |                   |      |Co. ("SRB")(1)             |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Warrants (right to acq|$1.96 pe|06/23|X   | |2          |D  |Immed|(3)  |Common Stock|22,437 |       |0           |D  |            |
uire Common Stock)    |r share |/97  |    | |           |   |.    |     |            |       |       |            |   |            |
                      | (2)    |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The stock is owned by SRB. The general partner of Sevin Rosen Fund IV L.P. ("SRF") is SRB Associates IV
L.P., which is controlled by officers and a stockholder of SRB. SRF disclaims beneficial ownership of such securities, and this report shall not be deemed an admission that SRF is the beneficial owner of such securities for purposes of Section 16 or any other
purpose.
(2) The Warrants were exercised on a cashless basis pursuant to the terms of the Warrants.
(3) Upon the earlier of (March 3, 2002 and May 12, 2002, respectively) or the consummation of a qualified public offering, as described in the
Warrants.
Sevin Rosen Fund IV L.P.
By:  SRB Associates IV L.P.
        /s/ John V. Jaggers  July 10,
1997
        General
Partner
SIGNATURE OF REPORTING PERSON
See Last Page
DATE
July 10, 1997